Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Patriot Scientific Corporation Releases Second Fiscal Quarter Report

CARLSBAD, Calif., January 11, 2010--(PR Newswire)-Patriot Scientific Corporation (OTCBB: PTSC - News) today reported the filing of its report on Form 10-Q for its second fiscal 2010 quarter ended November 30, 2009.

For the three and six month periods ended November 30, 2009, the Company’s revenues were $0.1 and $0.2 million, respectively, compared to $1.9 million and $3.2 million, respectively, for the same periods in the prior fiscal year.  The decrease in revenues is primarily attributable to the May 2009 deconsolidation of Holocom, Inc., and its exclusion from the consolidated operating results.

For the three and six month periods ended November 30, 2009, the Company’s net loss totaled $2.7 and $4.7 million, respectively, compared to a $0.9 million net loss and net income of $2.3 million, respectively, for the same periods in the prior fiscal year.  The Company’s cash, cash equivalents and marketable securities increased by $2.5 million to $19.4 million during the current fiscal year.

The Company’s net loss of $2.7 million during the current quarter included non-cash charges totaling $5.1 million for impairment of goodwill and intangible assets associated with Patriot Data Solutions Group (“PDSG”) and Avot Media preferred stock.  In May 2009, the Company changed its method of accounting for the investment in Holocom.  This had no impact on the Company’s net operating results for all fiscal periods presented.

The Company is undergoing review of the PDSG subsidiary and has hired Eclat Consulting LLC to provide a business assessment.  The PTSC Board also retained outside expertise to validate the technical attributes of PDSG’s core product offering, CDX.

“This has been an exceptionally challenging period for Patriot,” stated Cliff Flowers, Patriot’s interim CEO.  “I look forward to providing additional background on our 10-Q filing during PTSC’s shareholder meeting later this month.”

PTSC’s 10-Q also reports that in December it reaffirmed the company’s commitment to the MMP™ portfolio of microprocessor patents which recently received a certificate of re-examination from the USPTO for the ‘336 patent.  Accordingly, PTSC remains committed to the success of this important asset.

The next PTSC shareholder meeting will be held on January 28, 2010 at 2 p.m. (Central Standard Time) at the InterContinental Chicago, 505 North Michigan Avenue, Chicago, Illinois 60611.

About Patriot Scientific Corporation
Headquartered in Carlsbad, California, Patriot Scientific Corporation (“PTSC”) provides data sharing and secure data solutions for a connected world. These activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About PDSG

Patriot Data Solutions Group, Inc. (“PDSG”) provides products and solutions that enable data-sharing initiatives.  The company’s flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing.  The solution has been designed to work directly with a number of national data sharing standards, including NIEM (National Information Exchange Model), and the Global Justice XML Data Model (GJXDM).  PDSG’s technological innovation is backed by subject matter expertise and proven methodologies, facilitating the rapid exchange of actionable data.

PDSG is the data-sharing group of Patriot Scientific Corporation, which is headquartered in Carlsbad, California (OTC BB:PTSC). For more information on Patriot Data Solutions Group, visit www.pdsg.com.

About the MMP Portfolio

The Moore Microprocessor Patent Portfolio contains intellectual property that is jointly owned by the privately-held TPL Group and publicly-held Patriot Scientific Corporation (OTCBB:PTSC – News). The MMP Portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is widely recognized that the MMP Portfolio protects fundamental technology used in microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. Manufacturers of microprocessor-based products can learn more about how to participate in the MMP Portfolio Licensing Program by contacting: mmp-licensing@alliacense.com.

About Eclat Consulting, LLC (“Eclat”)

Eclat – literally, “brilliance of success.”  And, put simply, our success is defined by the brilliance of our clients’ success.  We are a different kind of professional services company – problem solvers who deliver tangible performance improvements.  Eclat delivers a comprehensive range of services, including strategic, operational support, healthcare, security, and application services.  Proven performance and forward thinking – it’s Eclat’s foundation.  For more information on how Eclat is different, visit: www.eclatllc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.